October 30, 2008

President’s Report

Dividend and Unaudited Results Third Quarter 2008

Federal Home Loan Bank of New York Dividend Declared at 3.50%

 The Board of Directors of the Federal Home Loan Bank of New York declared a regular quarterly cash dividend at an annualized rate of 3.50 percent. The dollar amount of the third quarter dividend will be approximately $46 million. The dividend, based on stock held during the period July 1, 2008, through September 30, 2008, will be paid to shareholders on October 31, 2008.

The third quarter of 2008 was out of the ordinary because the good performance of the business was affected by the failure of Lehman Brothers Holdings, Inc., the credit support provider to a former counterparty in swap transactions, and accounting losses from our regular hedging activities. Comparing the third quarter of 2008 to the same quarter of 2007, a solid increase in net interest income can be seen – up 25% from $126 million to almost $158 million. Though rates dropped for interest revenues and expenses, the Bank experienced a $27 billion increase in the average balance of its advances along with improved spreads on the new business.

	Quarter Ended September 30,		Nine Month Ended September 30,
(In millions)	2008	2007	2008	2007
Total Interest Revenue	$937	$1,222	$3,023	$3,400
Interest expense	(779)	(1,096)	(2,554)	(3,048)

Net interest income	158	126	469	352
Other income & (expense)	(59)	(10)	(132)	(42)

Net before credit loss	99	116	337	310
Credit loss – Lehman Bros.	(66)	—	(66)	—

Net before assessments	33	116	271	310
REFCORP & AHP assessments	(9)	(31)	(73)	(83)

Net income	$24	$85	$198	$227

However, Lehman Brothers Special Financing, Inc.  (“LBSF”) was a counterparty to the Bank on interest rate swap transactions that were guaranteed by Lehman Brothers Holdings, Inc. (“Lehman”), the parent company of LBSF. On September 15, 2008, Lehman filed for protection under Chapter 11 of the  United States  Bankruptcy Code in the United States Bankruptcy Court  for  the Southern District of New York. This event constituted a default under our contract with LBSF, known as the ISDA Master Agreement.  The Bank terminated all swaps with LBSF and replaced a majority of them under extremely difficult market conditions.  Thereafter, LBSF filed a petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York on Friday, October 3, 2008.

Through September 30, 2008, the Bank estimates that the loss from the LBSF default was almost $66 million. The Bank  plans to file claims  for its  loss from  its  counterparty and the credit support provider in the bankruptcy proceedings. The amount and timing of such  recoveries, if any, are uncertain at this time.

Including the costs of the LBSF default event, through the first nine months of 2008, the Bank’s net income was $198.1 million, a decrease of $29.1 million over the same period last year. Though net interest income increased by almost $32 million in the third quarter, the results for the quarter were negatively impacted by the LBSF default and accounting losses related to our regular derivatives activities. The dividend payout will be approximately $46 million, which is greater than the net income for the quarter by approximately $22 million. The limited use of retained earnings to supplement the quarterly earnings is in accordance with  the  Bank’s policies and with federal regulations. After the cash dividend distribution, the Bank will have $239 million in net retained earnings as of September 30, 2008. The Bank will continue to maintain a retained earnings level consistent with the Bank’s conservative Retained Earnings and Dividend Policy.

Total assets increased 19 percent to $130.6 billion at September 30, 2008, up from $109.7 billion at the end of 2007. Advances increased 26 percent to $103.3 billion, compared with $82.1 billion on December 31, 2007, and represented 79.1 percent of total assets.

Through the third quarter of 2008, $22.6 million was accrued for future use in the Affordable Housing Program, of which $2.48 million was recognized as expense during the third quarter.

Despite the continuing extraordinary events affecting the broad economy, including the credit, banking and mortgage markets, the Bank continued to perform its mission of being a reliable source of wholesale funding to members. Our liquidity position remained strong throughout the quarter. Our ability to access funds from the capital markets was sufficient to meet our operational needs, including the growth in member advances. We continued to have limited credit risk exposure from offering secured loans to members (advances), purchasing mortgage loans, making investments, and executing derivative instruments. Since our founding in 1932, we have never experienced a credit related loss on any advance.

The Federal Home Loan Banks were created by Congress to supply reliable, low-cost funding to community member lenders in all business cycles. This significant increase in advances demonstrates the important role we play as we help members serve their communities regardless of the economic environment.

Future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of: derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve the desired funding at reasonable cost.   Future earnings will  be used, in part, to replenish the Bank’s retained earnings.

Sincerely,

Alfred A. DelliBovi

President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.